Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

among

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC,

CLOUD PEAK ENERGY INC.,

and

CERTAIN SUBSIDIARIES OF CLOUD PEAK ENERGY INC.

Dated as of August 19, 2019

i

5.8	Financial Advisors	26

5.9	Environmental Matters	26

5.10	Compliance with Applicable Laws; Licenses and Permits	27

5.11	Employee Benefit Plans	28

5.12	Taxes	28

5.13	No Other Representations or Warranties; Schedules	28

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER		29

6.1	Organization and Good Standing	29

6.2	Authorization of Agreement	29

6.3	Conflicts; Consents of Third Parties	29

6.4	Litigation	29

6.5	Financial Advisors	30

6.6	Capability	30

6.7	Condition of the Purchased Assets	30

6.8	Exclusivity of Representations and Warranties	30

VII. BANKRUPTCY COURT MATTERS		31

7.1	Bankruptcy Court Filings	31

VIII. COVENANTS		31

8.1	Access to Information	31

8.2	Actions Pending the Closing	32

8.3	Consents	33

8.4	Regulatory Approvals	33

8.5	Further Assurances	34

8.6	Transferred Permit/License and Surety Bond Matters	34

8.7	Publicity	37

8.8	Certain Payments or Instruments Received from Third Parties	37

8.9	Casualty Loss	37

8.10	Confidentiality	38

8.11	Misallocated Assets	38

IX. CONDITIONS TO CLOSING		38

9.1	Conditions Precedent to Obligations of Purchaser	38

9.2	Conditions Precedent to Obligations of the Sellers	39

9.3	Conditions Precedent to Obligations of Purchaser and the Sellers	40

9.4	Frustration of Closing Conditions	40

X. TAXES		40

10.1	Transfer Taxes	40

10.2	Purchase Price Allocation	40

10.3	Cooperation and Audits	41

10.4	Allocation of Non-Income Taxes	41

XI. MISCELLANEOUS		42

11.1	No Survival of Representations and Warranties	42

11.2	Expenses	42

11.3	Injunctive Relief	42

11.4	Submission to Jurisdiction; Consent to Service of Process	43

11.5	Waiver of Right to Trial by Jury	43

11.6	Entire Agreement; Amendments and Waivers	43

11.7	Governing Law	44

11.8	Waiver of Sovereign Immunity	44

11.9	Notices	45

11.10	Severability	46

11.11	Assignment	46

11.12	Non-Recourse	47

11.13	Counterparts	47

11.14	Time of Essence	47

11.15	Construction	48

EXHIBITS

Exhibit A	Contracts Assignment and Assumption Agreements
Exhibit B	General Assignments and Bills of Sales
Exhibit C	Lease Assignment and Assumption Agreements
Exhibit D	Bidding Procedures
Exhibit E	Senior Secured Note Term Sheet
Exhibit F	Royalty Interest Term Sheet

DISCLOSURE SCHEDULES

Schedule A	Map of Mining Complexes and Development Projects
Schedule A-1	Antelope Mine
Schedule A-2	Cordero Rojo Mine
Schedule A-3	Spring Creek Mine
Schedule A-4	Arrowhead Property

Schedule A-5	Big Metal Project
Schedule A-6	Youngs Creek Project
Schedule A-7	Sequatchie Valley Coal Reclamation Project
Schedule 1.1(a)	Additional Sellers
Schedule 1.1(b)	Assumed Cure Costs
Schedule 1.1(c)	The Sellers’ Knowledge Persons
Schedule 1.1(d)	Leases
Schedule 1.1(e)	Owned Real Property
Schedule 1.1(f)	Assumed Non-Income Taxes
Schedule 2.1(b)(iii)	Equipment and Fixed Assets
Schedule 2.1(b)(iv)	Inventory
Schedule 2.1(b)(v)	Purchased Contracts
Schedule 2.1(b)(vi)	Transferred Permits/Licenses
Schedule 2.2(n)	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 2.5(a)	365 Contracts
Schedule 2.7(a)	Offered Employees
Schedule 5.10	Permits
Schedule 6.4	The Purchaser’s Knowledge Persons

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 19, 2019 (the “Execution Date”), by and among Navajo Transitional Energy Company, LLC, a Navajo Nation limited liability company (“Purchaser”), Cloud Peak Energy Inc., a Delaware corporation (the “Company”), and the Additional Sellers (as defined below) (together with the Company, the “Sellers” and each entity individually a “Seller”).

RECITALS:

A.                                    The Sellers directly and indirectly (a) mine, process, market, sell and deliver coal from certain mining complexes located in the states of Montana and Wyoming, (b) engage in certain exploration and development projects in the states of Montana and Wyoming, and (c) engage in certain reclamation projects in the state of Tennessee (the “Business”), including as set forth on the maps attached hereto as Schedule A.

B.                                    The Sellers desire to sell to Purchaser all of the Purchased Assets and to assign to Purchaser the Assumed Liabilities, and Purchaser desires to purchase from the Sellers all of the Purchased Assets and to assume from the Sellers the Assumed Liabilities, in each case upon the terms and conditions set forth in this Agreement (such purchase, sale, assignment and assumption collectively, the “Sale”).

C.                                    The Parties intend to consummate the Sale through and as part of cases filed under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases”) on May 10, 2019 (the “Petition Date”).

D.                                    Subject to the terms and conditions set forth herein, Purchaser has agreed to purchase, and the Sellers have agreed to sell, the Purchased Assets in accordance with sections 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I. DEFINITIONS

1.1                               Certain Definitions. For purposes of this Agreement, each of the following terms, when used herein with initial capital letters, has the meaning specified in this Section 1.1 or in the other Sections of this Agreement identified in Section 1.2:

“365 Contracts” means all of the Sellers’ executory Contracts included in the Purchased Assets.

“Additional Sellers” means those Persons identified on Schedule 1.1(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control”

(including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble, and includes any Schedules and Exhibits attached hereto.

“Allocation” has the meaning set forth in Section 10.2.

“Antitrust Division” has the meaning set forth in Section 8.4(a).

“Antitrust Laws” has the meaning set forth in Section 8.4(b).

“Antitrust Order” has the meaning set forth in Section 8.4(b).

“Applicant Violator System” has the meaning set forth in Section 5.10.

“Assumed Cure Costs” means, with respect to any Purchased Contract, the Cure Costs as set forth in Schedule 1.1(b) (subject to any increase that is not in excess of 10% of the aggregate amount of such Cure Costs as set forth on such Schedule for all Purchased Contracts), if any, for such Purchased Contract.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Non-Income Taxes” means accrued and unpaid Non-Income Taxes and other items described in Schedule 1.1(f).

“Bankruptcy Code” has the meaning set forth in Recital C.

“Bankruptcy Court” has the meaning set forth in Recital C.

“Bidding Procedures” means bid procedures in substantially the form attached hereto as Exhibit D, as the same may be modified and then approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means an Order of the Bankruptcy Court approving, among other things, the Bidding Procedures for conducting an auction, if any, for the sale of assets, including the Purchased Assets, and the assumption of liabilities, including the Assumed Liabilities, and the assumption and assignment of contracts, including the Purchased Contracts.

“Business” has the meaning set forth in Recital A.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Casualty Event” has the meaning set forth in Section 8.9.

“Casualty Notice” has the meaning set forth in Section 8.9.

“Chapter 11 Cases” has the meaning set forth in Recital C.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Confidentiality Agreement” has the meaning set forth in Section 8.10.

“Contract” means any contract, agreement, commitment, understanding, arrangement, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, purchase order or other legally binding agreement).

“Contracts Assignment and Assumption Agreements” means the Contracts Assignment and Assumption Agreements for the assumed Contracts mutually acceptable to Purchaser and the Company, in substantially the form attached hereto as Exhibit A.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“Deposit Amount” has the meaning set forth in Section 3.2.

“Designated Purchaser” has the meaning set forth in Section 11.11.

“Documents” means all books; records; reports; files; personnel records; invoices; financial and management records; inventory records; product specifications; marketing, advertising and promotional materials; archives; photographs; work papers; title policies; operating manuals; plans of operation; training manuals and records; maintenance manuals and records; quality control manuals and records; records and data relating to permits and regulatory filings; drill logs; mine plans; and Reclamation plans, in each case, that primarily relate to any Purchased Asset, including all data and other information stored in any format or media, including on hard drives, hard copy or other media.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins and wetlands), ground waters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium.

“Environmental Law” means any Law relating to (a) the pollution, protection or restoration of the Environment, (b) any spill, emission, release or disposal into the Environment of, or human exposure to, any pollutant, contaminant or chemical or any toxic, radioactive, flammable, ignitable, infectious, corrosive, reactive, carcinogenic or otherwise hazardous substance, waste or material, (c) the protection of human health and safety, or (c) acid mine drainage, including the Comprehensive Environmental Response, Compensation, and Liability

Act, 42 U.S.C. §§ 9601, et seq; Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq., any Mining and Mining Safety Law, and any applicable tribal, state or local law counterparts.

“Equipment and Fixed Assets” has the meaning set forth in Section 2.1(b)(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the Preamble.

“Fraud” means a knowing and intentional misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representation or warranty by a Party in Article V or Article VI, or in any certificate delivered pursuant to this Agreement (but not, for the avoidance of doubt, in respect of any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory).

“FTC” has the meaning set forth in Section 8.4(a).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“General Assignments and Bills of Sales” means the General Assignments and Bills of Sales for the Purchased Assets mutually acceptable to Purchaser and the Company, in substantially the form attached hereto as Exhibit B.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, tribal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. § 18a).

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Guarantees” has the meaning set forth in Section 8.6(b).

“Intellectual Property Right” means any trademark, service mark, trade name, slogan, domain name, social media identifiers, logo, trade dress and other identifier of source; mask work; invention; patent; trade secret or other right in any proprietary business information (including data bases and data collections, pricing and cost information, business and marketing plans and forecasts, and customer and supplier lists); copyright; right of publicity; know-how (including drawings, plans, blueprints, diagrams, flow charts, engineering drawings and plans, design specifications, manufacturing and production processes and techniques, user documentation, operating records, safety records and data, and research and development information); or any other intellectual property or similar proprietary industrial right of any kind or nature anywhere in the world (including computer systems and any rights in software); and including with respect to any or all of the foregoing (a) any issuances, registrations or applications for registration, (b) all associated goodwill, and (c) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation.

“Interest Rate” means a rate per annum equal to the one (1)-month LIBOR (as published by the ICE Benchmark Administration, or, if not published thereby, in another authoritative source selected by Seller and Purchaser), on the date that the applicable payment was required to be paid (or if no quotation for the one (1)-month LIBOR is available for such date, on the next preceding date for which such quotation is available) plus 500 basis points.

“Interim Period” has the meaning set forth in Section 8.6(d).

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or “the Sellers’ Knowledge” means the knowledge of those officers of the Sellers identified on Schedule 1.1(c) that is obtained or reasonably should be obtained in the normal exercise of the duties of such officers.

“Law” means any federal, tribal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree or common law requirement.

“Lease Assignment and Assumption Agreements” means the Lease Assignment and Assumption Agreements for the assumed Leases and Purchased Leased Real Property mutually acceptable to Purchaser and the Company, in substantially the form attached hereto as Exhibit C.

“Leased Real Property” means all real property and other related rights leased or subleased by any Seller pursuant to a Lease.

“Leases” means the real property leases and subleases related to the conduct of the Business (other than any real property lease or sublease that is an Excluded Asset), including those listed on Schedule 1.1(d), together with the rights to any and all underground, surface and subsurface coal reserves, natural gas reserves, mineral rights, mining rights, surface rights, rights of way, easements, fixtures and improvements set forth in such leases and subleases.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings.

“Liability” means any debt, Lien, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, demand, responsibility, suit, cause of action, judgment, award, settlement, undertaking, damage, expense, interest, fee, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, determined or indeterminable, disputed or undisputed, secured or unsecured, joint, several or joint and several, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise, and whether or not required to be accrued on the financial statements of any entity or individual.

“Licenses” means the licenses, qualifications, franchises, certificates, consents, authorizations, approvals, Orders, and concessions primarily used or held for use by the Sellers in connection with the operation of the Business, and all pending applications for additional licenses, renewals of existing licenses, or amendments to existing licenses which have been submitted to any Governmental Body by or on behalf of any Seller necessary for the operation of the Business.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, royalty, lease, sublease, charge, option, right of first offer or first refusal, right of use or possession, restriction, easement, servitude, restrictive covenant, encroachment or any other similar encumbrance or restriction in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Mining” means the exploration, extraction, processing, storage and transportation of coal and non-coal minerals and the Reclamation of lands used for such activities.

“Mining and Mining Safety Law” means all Laws relating to Mining and Mining safety, including (a) SMCRA (including its implementing regulations and any state analogs); (b) MSHA (including its implementing regulations and any state analogs); (c) acid and toxic mine drainage requirements; and (d) regulations relating to Mining operations and activities, including Reclamation.

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et. seq.

“Necessary Consent” has the meaning set forth in Section 2.6(a).

“Non-Income Taxes” means (i) any Taxes other than Income Taxes, including ad valorem, use, property, excise, sales, severance, production, gross proceeds, conservation, use or other similar Taxes and (ii) royalties, in each case, based upon the acquisition, operation or ownership of the Purchased Assets, including the extraction of minerals, but excluding, for the avoidance of doubt, Transfer Taxes.

“Note” has the meaning set forth in Section 3.1(b).

“Offered Employees” has the meaning set forth in Section 2.7(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of, or entered, issued, made or rendered by, a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business.

“Outside Date” has the meaning set forth in Section 4.4(a).

“Owned Real Property” means all real property owned by any Seller related to the conduct of the Business (other than any such real property that is an Excluded Asset), including such real property that is listed on Schedule 1.1(e), together with all of such Seller’s right, title and interest in and to the following, as it relates to the real property so listed and as used or held for use primarily in the operation of the Business: (a) all buildings, structures and improvements located on such real property owned by such Seller, (b) all improvements, fixtures, mine infrastructure, preparation plant structures and improvements, loading and unloading structures and improvements, rail sidings, or apparatus affixed to such real property owned by such Seller, (c) all rights of way or easements, if any, in or upon or appurtenant to such real property owned by such Seller and all other rights and appurtenances belonging or in any way pertaining to such real property owned by such Seller (including the right, title and interest of such Seller or an Affiliate in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers, subsidence rights or water rights (including water shares) relating or appurtenant to such real property owned by such Seller), (d) wells and related equipment, and (e) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining such real property owned by such Seller.

“Party” or “Parties” means Purchaser and each Seller, as the case may be.

“Permits” means the mining permits, drilling permits and other permits held by the Sellers that, in each case and in the reasonable determination of Purchaser, primarily relate to Mining and the operation of the Business and Purchased Assets, and all pending applications for additional permits, renewals of existing permits or amendments to existing permits which have been submitted to any Governmental Body by any Seller necessary for Mining and the operation of the Business and the Purchased Assets.

“Permitted Exceptions” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances, disclosed in policies of title insurance that have been made available to Purchaser, statutory Liens for Taxes not yet due and payable or, if delinquent, that are being contested in good faith by appropriate proceedings, (b) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations have not been violated, (c) (A) title of a lessor under a capital or operating lease if such lease is a Purchased Contract and if appropriate filings in respect of such title have been made in appropriate jurisdictions, (B) mechanics’, carriers’, workers’, repairers’, warehousemen’s and similar Liens arising or incurred in the Ordinary Course of Business (not to exceed $250,000 in the aggregate), and (C) title of a lessor under a capital or operating lease if such lease is a Purchased Contract, (d) easements, covenants, conditions, restrictions and other similar encumbrances, of public record on real property that do not materially detract from the value of the affected Purchased Real Property and do not materially interfere with the present or intended use of such Purchased Real Property, (e) the leasehold estate or any sublease, license or rights of occupancy in any Owned Real Property where a Seller is lessor, that do not materially detract from the value of the affected Purchased Real Property and do not materially interfere with the present or intended use of such Purchased Real Property, (f) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances that individually or in the aggregate do not materially affect the use or transferability of the affected asset or property, (g) local, county, state and federal Laws, ordinances or regulations, local building and fire codes, and zoning, conservation or other land use regulations, now or hereafter in effect relating to any Purchased Real Property, and (h) Liens that will be released by the Sale Order.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petition Date” has the meaning set forth in Recital C.

“Plan” means a chapter 11 plan filed by the Sellers in the Chapter 11 Cases, as it may be altered, amended, modified, or supplemented from time to time, including all exhibits, supplements, appendices, and schedules thereto.

“Pre-Paid Expenses” means any of the Sellers’ rights with respect to all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances, pre-paid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), to the extent primarily related to the Business, except that professional fee retainers, Taxes and, in each case, pre-paid deposits related thereto shall not be included in the definition of “Pre-Paid Expenses.”

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1(b).

“Purchased Contracts” has the meaning set forth in Section 2.1(b)(v).

“Purchased Inventory” has the meaning set forth in Section 2.1(b)(iv).

“Purchased Leased Real Property” has the meaning set forth in Section 2.1(b)(ii).

“Purchased Pre-Paid Expenses” has the meaning set forth in Section 2.1(b)(xiv).

“Purchased Real Property” means the Owned Real Property and the Leased Real Property.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the Transactions or perform its obligations under this Agreement.

“Reclamation” means restoring land effected by Mining to a natural state, including, as applicable, revegetation, recontouring, or abatement.

“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents.

“Required Bonding” means the applicable reclamation bonds, letters of credit or other sources of collateral or financial assurance required for each Transferred Permit/License sufficient to replace all Sellers Bonds.

“Royalty Interest” has the meaning set forth in Section 3.1(c).

“Sale” has the meaning set forth in Recital B.

“Sale Order” means an Order in form and substance reasonably satisfactory to Purchaser and the Sellers entered by the Bankruptcy Court or other court of competent jurisdiction (a) that is not subject to a stay pending appeal, and (b) that provides, at least, the following: (i) the Purchased Assets will be transferred to Purchaser free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the commencement of the Chapter 11 Cases, save and excepting only those Liabilities expressly assumed by Purchaser in writing under this Agreement and Transferred Exceptions, (ii) containing findings of fact and conclusions of law that Purchaser has acted in “good faith” within the meaning of and is entitled to the protections of section 363(m) of the Bankruptcy Code, and that this Agreement was negotiated, proposed and entered into by the Parties without collusion, in good faith and from arm’s length bargaining positions, and (iii) this Agreement and the Transactions may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or any other Representative of their respective estates.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Bonds” has the meaning set forth in Section 8.6(b).

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, a material adverse effect on (x) the Purchased Assets, considered as a whole, or (y) the Sellers’ (A) performance of their obligations under this Agreement and each other agreement, document or instrument contemplated hereby to which a Seller is a party or (B) ability to consummate the transactions contemplated hereby or thereby, in each case, other than, any event, change, effect, condition, state of facts or occurrence resulting from (a) any change in the United States or foreign economies or financial markets in general, (b) any change that generally affects the mining, processing, marketing, sale or use of coal as a fuel source for the generation of electricity, (c) any change arising in connection with acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes), hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (in each case including cyberterrorism), (d) any change in applicable Laws or accounting rules, (e) any change or effect arising in connection with the shutdown or other cessation of operations of any Governmental Body, (f) any actions taken or proposed to be taken by Purchaser or any of its Affiliates, other than those expressly permitted in accordance with the terms of this Agreement, (g) any action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise prescribed or expressly permitted hereunder, (h) any effect resulting from the public announcement of this Agreement or the Chapter 11 Cases, (i) any labor organizing efforts, strikes, or other employee-related disruption of operations in the Business, (j) the sale or announcement of plans for a sale by any Seller or any of its Affiliates of Excluded Assets to a third party, (k) any effect resulting from the commencement or prosecution of the Chapter 11 Cases or any Seller’s inability to pay certain obligations as a result of the commencement or prosecution of the Chapter 11 Cases, (l) any failure of the Business or any Seller to meet any projections or forecasts for any period, (m) general or technological changes in the industries in which the Sellers compete, and (n) any effect resulting from a breach of this Agreement by Purchaser; provided, however, that with respect to clauses (a), (b) and (d), such effects shall not be excluded from the definition of “Seller Material Adverse Effect” to the extent it has, or would reasonably be expected to have, a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated businesses.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§ 1201 et. seq.

“Specific Representation” has the meaning set forth in Section 11.15.

“Straddle Period” means any Taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes (including any related or supporting schedule, attachment thereto or amendment thereof).

“Taxes” means (a) all (i) Income Taxes; (ii) Non-Income Taxes; (iii) Transfer Taxes; and (iv) all other taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Body, including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with any item described in clauses (a)(i) through (iv) above.

“Trade Payables” means (a) trade obligations, (b) accrued accounts payable, (c) royalties payable (but excluding Assumed Non-Income Taxes to the extent considered a royalty payable), and (d) accrued operating expenses (in each case, including accruals therefor).

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Transferred Exceptions” means title of a lessor under a capital or operating lease if such lease is a Purchased Contract.

“Transferred Permits/Licenses” has the meaning set forth in Section 2.1(b)(vi).

”WARN Act” shall mean the United States Worker Adjustment and Retraining Notification Act, and similar state Laws.

“Willful Breach” means, with respect to any Party, that such Party willfully takes an action prohibited by this Agreement or refuses to perform or take an action required by this Agreement, in each case with the knowledge that such action or refusal to act, as applicable, would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party. In addition, if all of the conditions in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and any Party fails to consummate the Transactions within five Business Days following the date the Closing should have occurred pursuant to Section 4.1, then such Party that fails to consummate the Transactions shall be deemed to be in Willful Breach of this Agreement.

1.2                               Other Definitional and Interpretive Matters.

(a)                                 Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

Contracts. Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

Dollars. Any reference in this Agreement to $ will mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

GAAP. Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

Or. The word “or” is not exclusive.

Parties. References to any “Party” shall refer to Purchaser and each Seller, and references to the “Parties” shall refer to Purchaser and the Sellers collectively; provided, that, if the context requires, references to “Party” and “Parties” may be interpreted to refer to Purchaser, on the one hand, and the Sellers collectively, on the other hand.

To the Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends, and such phrase shall not mean simply “if”.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

II. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                               Purchase and Sale of Assets.

(a)                                 Subject to the entry of the Sale Order, on the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Purchaser will purchase, acquire and accept from the applicable Seller, and each applicable Seller will sell, transfer, assign, convey and deliver to Purchaser, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Permitted Exceptions and Assumed Liabilities).

(b)                                 The term “Purchased Assets” means all properties, assets and rights of any Seller, in each case used or held for use in the conduct of the Business except for Excluded Assets, including, but not limited to, the following:

(i)                                     all Owned Real Property;

(ii)                                  the Leases and the Leased Real Property (and any agreements and rights related thereto or under the applicable Lease to the extent that such agreement or Lease is a Purchased Contract) (collectively, the “Purchased Leased Real Property”);

(iii)                               all equipment, fixed assets and tangible assets (including all vehicles, mobile mining equipment, supplies and spare parts, consumables, maintenance equipment, forklifts and other warehouse equipment, samples (including drill core samples), fixtures, leasehold improvements, loading and unloading machinery and equipment, crushing equipment, conveyors and other machinery and equipment, furniture, furnishings, office equipment, computers, information technology equipment and cabling, telephone numbers, and laboratory and testing equipment), whether situated on the Purchased Real Property or elsewhere, and all of the Sellers’ rights under warranties, indemnities, licenses and all similar rights against third parties with respect to the equipment, fixed assets and tangible assets referenced in this clause (iii) (to the extent such rights are assignable at no cost, expense or penalty to the Sellers or their Affiliates, or at Purchaser’s election if Purchaser agrees to pay for such cost, expense or penalty) (collectively, the “Equipment and Fixed Assets”), including the Equipment and Fixed Assets listed on Schedule 2.1(b)(iii);

(iv)                              all coal inventory located on (or, to the extent in the possession of the Sellers at the Closing, mined or extracted from) the Purchased Real Property or all coal in transit to the extent title or ownership has not been transferred to the applicable customer, together with all parts and supplies (collectively, the “Purchased Inventory”), including the Purchased Inventory listed on Schedule 2.1(b)(iv), which Schedule may be updated at any time prior to the date that is two (2) Business Days prior to the Closing;

(v)                                 the Contracts, including those listed on Schedule 2.1(b)(v), that are unexpired as of the Closing Date (collectively, the “Purchased Contracts”), in each case as each such Contract may have been amended or otherwise modified prior to the date of (or as permitted in accordance with the terms of) this Agreement;

(vi)                              the Permits and the Licenses, including, in each case, set forth on Schedule 2.1(b)(vi), and all other Permits and Licenses held by any Seller (collectively, the “Transferred Permits/Licenses”);

(vii)                           all rights of the Sellers to use haul roads, utility easements and other rights of way and easements used or held for use primarily in the operation of the Business;

(viii)                        all warranties, guarantees and similar rights primarily related to the other Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the other Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts (to the extent such rights are assignable at no cost, expense or penalty to the Sellers or their Affiliates, or at Purchaser’s election if Purchaser agrees to pay for such cost, expense or penalty);

(ix)                              all goodwill directly associated with the Purchased Assets;

(x)                                 all Documents (other than those described in Section 2.2(j)); provided that Purchaser shall have the right to access and copy such Documents described in Section 2.2(j) to the extent (A) such Documents relate to the Purchased Assets and (B) the access and copying of such Documents does not violate any privilege or confidentiality restrictions as determined by Sellers;

(xi)                              all rights, claims, causes of action and credits owned by any Seller to the extent primarily relating to any Purchased Asset or Assumed Liability, including any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of such Seller in respect of any Purchased Asset or Assumed Liability (to the extent such rights are assignable at no cost, expense or penalty to the Sellers or their Affiliates, or at Purchaser’s election if Purchaser agrees to pay for such cost, expense or penalty);

(xii)                           all insurance proceeds or other awards for damage primarily related to the Purchased Assets (including in respect of a Casualty Event pursuant to Section 8.9);

(xiii)                        all Intellectual Property Rights primarily related to the Business;

(xiv)                       all Pre-Paid Expenses to the extent primarily related to the other Purchased Assets (the “Purchased Pre-Paid Expenses”); and

(xv)                          any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets, relating to Assumed Non-Income Taxes.

2.2                               Excluded Assets. Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Sellers will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means all assets, properties and rights of any Seller not described or included in the definition of “Purchased Assets”, including:

(a)                                 all cash and cash equivalents;

(b)                                 all accounts receivable (whether billed or unbilled), rebates, notes, chattel paper, and negotiable instruments of the Sellers;

(c)                                  all intercompany accounts or notes receivable that are owing from any Seller or any of their Affiliates;

(d)                                 all cash collateral, cash proceeds from letters of credit, and other collateral posted by or on behalf of the Sellers with respect to Mining financial assurances related to the Transferred Permits/Licenses;

(e)                                  all Contracts in any way related to providing financing to the Sellers or the Business on or prior to the Closing Date (including swaps, derivatives and other hedging transactions, but excluding capital leases except to the extent included on Schedule 2.2(n)), together with any Documents in any way related to any such financing;

(f)                                   subject to Section 2.1(b)(xii), all insurance policies of Sellers;

(g)                                  all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity, policy or agreement of insurance, or similar right in favor of a Seller in respect of an Excluded Asset or Excluded Liability;

(h)                                 rights of setoff and recoupment and other defenses to any claim (as defined in the Bankruptcy Code) asserted against any Seller in the Chapter 11 Cases;

(i)                                     any shares of capital stock or other equity interest of any of the Sellers or any of their Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any of the Sellers or any of their Subsidiaries, but specifically excluding water shares;

(j)                                    any Documents primarily relating to the Chapter 11 Cases, any minute books, stock ledgers, corporate seals and stock certificates of the Sellers, Tax Returns of the Sellers (and any other Tax records of the Sellers) but only to the extent such Tax Returns and other Tax records do not relate to the Purchased Assets, financial statements but only to the extent such financial statements do not relate to the Purchased Assets, Documents that cannot be disclosed as a result of confidentiality arrangements under agreements with third parties but only to the extent that consent to disclosure has not been obtained, written or electronic copies of the Documents, and other similar books and records that the Sellers are required by Law to retain but only to the extent that providing access to such Documents does not violate a confidentiality or privilege restriction as determined by the Sellers;

(k)                                 all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof;

(l)                                     any and all claims of the Sellers for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Non-Income Taxes, other than Assumed Non-Income Taxes, that are attributable to any Tax period (or portion thereof) ending prior to the Closing Date, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets, and (iv) any other Taxes relating to the ownership or operating of the Purchased Assets that are attributable to any Tax period (or portion thereof) ending prior to the Closing Date;

(m)                             assets of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or other similar benefit plans, whether or not subject to ERISA, not assumed by Purchaser; and

(n)                                 all assets listed on Schedule 2.2(n).

2.3                               Assumption of Liabilities. Subject to entry of the Sale Order or subsequent order with respect to the assumption of liabilities, on the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, pursuant to the Sale Order, Purchaser will assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):

(a)                                 all Liabilities of any kind or character to the extent resulting from, arising out of or in connection with the use, operation, possession or ownership of or interest in the Purchased Assets and/or the Business after the Closing Date;

(b)                                 any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5;

(c)                                  all Liabilities of the Sellers under the Purchased Contracts that arise on or after the Closing Date;

(d)                                 all Liabilities under all Laws arising from the Purchased Assets and the operation of the Business that arise on or after the Closing Date including those arising out of or relating to (i) the Transferred Permits/Licenses, (ii) any mine operation or safety compliance matters related to the condition of the Purchased Assets or the mining areas of the Business, (iii) the Purchased Assets’ or the Business’s compliance with Environmental Laws and Mining or Mining Safety Laws, and (iv) any conditions arising from a spill, emission, release or disposal into the Environment of, or human exposure to, hazardous materials resulting from the operation of the Business or Purchased Assets;

(e)                                  all Liabilities under all Laws arising out of or relating to Reclamation Liabilities of the Business or the Purchased Assets;

(f)                                   all Liabilities for all (i) Transfer Taxes, (ii) Assumed Non-Income Taxes, and (iii) Non-Income Taxes that are allocated to Purchaser pursuant to Section 10.4(a);

(g)                                  all Trade Payables arising (i) after the Petition Date that remain unpaid as of the Closing Date, with an aggregate face value equal to the lesser of (x) all such Trade Payables as of the Closing Date and (y) $20,000,000 and (ii) after the Closing Date; and

(h)                                 all Liabilities to the extent specifically listed on Schedule 2.3.

2.4                               Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Sellers will remain liable with respect to, and Purchaser will not assume and will be deemed not to have assumed, the Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of the Sellers arising out of, relating to or otherwise in respect of the operation of the Purchased Assets and the Business before the Closing Date, other than such Liabilities that specifically are included as Assumed Liabilities, including (i) all Liabilities of the Sellers arising from the Transactions, (ii) all Liabilities for (A) Income Taxes and (B) Non-Income Taxes that are allocated to Seller pursuant to Section 10.4(a), (iii) any obligations under any employee benefit plans, including retiree healthcare, and (iv) any other Liability with respect to the Purchased Assets or the Business, to the extent arising out of or related to events occurring prior to Closing, including any such Liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, coal specification undertaking or guarantee made by any Seller or any Affiliate of such Seller, or alleged to have been made by Seller or any Affiliate of such Seller, (B) imposed or asserted to be imposed by operation of applicable Law, (C) arising pursuant to the WARN Act; or (D) pursuant to any doctrine of product liability, in each case to the extent arising out of or related to events occurring prior to Closing.

2.5                               Purchased Contracts; Cure Costs.

(a)                                 Schedule 2.5(a) sets forth a complete list of all 365 Contracts that Purchaser intends to assume at the Closing, which includes for each such 365 Contract the Sellers’ reasonable good faith estimate of the Cure Costs for each such 365 Contract. The Sellers shall promptly update the schedule of proposed purchased 365 Contracts at any time the Sellers or their Representatives learns of additional 365 Contracts related to the Company or, prior to the Sale Hearing (as defined in the Bidding Procedures Order), any changes to the Cure Costs set forth on Schedule 2.5(a).

(b)                                 At any time prior to the Sale Hearing, but only to the extent consistent with the Bidding Procedures Order and the Bidding Procedures, Purchaser will have the right (exercisable in Purchaser’s sole discretion), but not the obligation, to provide written notice to the Sellers of Purchaser’s election to designate a 365 Contract not designated as a Purchased Contract as a Purchased Contract, and upon such designation such 365 Contract will constitute a Purchased Asset and Purchased Contract subject to the terms hereof and will be conveyed to Purchaser under this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset), so long as such 365 Contract is added to the Purchased Contracts prior to the entry of any Order of the Bankruptcy Court approving the rejection of such 365 Contract.

(c)                                  To the extent that Purchaser makes a valid designation with respect to any 365 Contracts pursuant to Section 2.5(b), the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.

(d)                                 If Purchaser exercises its rights in Section 2.5(b) to designate a 365 Contract as a Purchased Contract, then the Parties acknowledge and agree that there will be no reduction in or increase to the Purchase Price as a result of such designation or change in designation; provided, however, that such designation may increase or decrease (as applicable) the extent of the Assumed Cure Costs.

(e)                                  If Purchaser exercises its rights in Section 2.5(b) to designate a 365 Contract as a Purchased Contract, then Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining a finding of adequate assurance of future performance as required under the Bankruptcy Code with respect to each Purchased Contract.

(f)                                   At the Closing and pursuant to section 365 of the Bankruptcy Code, the Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will take assignment of the Purchased Contracts. All Assumed Cure Costs will be paid by Purchaser, as and when determined by a final order of the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order or the Sale Order, and not by the Sellers; and the Sellers and their Affiliates will have no Liability for any Assumed Cure Costs.

2.6                               Non-Assignment of Assets.

(a)                                 Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not affect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any License or Permit by, any third party thereto (each such action, a “Necessary Consent” or collectively, the “Necessary Consents”), would constitute a breach, default or violation thereof or of any Law or Order thereunder in any material respect, and (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and the Sellers shall use their respective commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that the Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would materially and adversely affect the rights of Purchaser to such Purchased Asset following the Closing, the Sellers shall cooperate in a mutually agreeable arrangement with Purchaser, to the extent feasible, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement and the Sale Order; provided, that, for the avoidance of doubt, any Liability resulting from, arising out of or in connection with the foregoing will be deemed to be an Assumed Liability.

(b)                                 Subject to Section 2.6(a), if after the Closing (i) Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

2.7                               Employees and Employee Benefits.

(a)                                 Commencing on the Closing Date, the Sellers shall terminate all employees of the Business who are actively at work on the Closing Date. On or prior to the Closing Date, Purchaser or its designee shall make offers of employment to commence on the Closing Date, on an “at will” basis, to all employees listed on Schedule 2.7(a) (the “Offered Employees”), it being understood that such Schedule shall be provided by Purchaser within ten (10) Business Days after the Execution Date. Each Offered Employee shall be offered employment at the same salary and level of seniority of each such Offered Employee on the Petition Date, and with similar benefits for each such Offered Employee as similarly situated employees of the employer. The Sellers shall bear all Liability under the WARN Act resulting from the employment losses pursuant to this Section 2.7.

(b)                                 Except for the obligations of Purchaser (i) specifically set forth as Assumed Liabilities and (ii) to Offered Employees commencing after the Closing Date, the Sellers shall be solely responsible, and Purchaser shall have no obligation whatsoever, for any compensation, benefits or other amounts payable or to be payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension, retiree healthcare or profit sharing benefits or severance pay for any period relating to the service with the Sellers, and the Sellers shall pay all such amounts to all entitled persons.

(c)                                  Except for the obligations of Purchaser (i) specifically set forth as Assumed Liability and (ii) to Offered Employees commencing after the Closing Date, the Sellers shall remain solely responsible for the satisfaction of all claims for medical, retiree healthcare, dental, life insurance, health, accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof. In addition, the Sellers shall remain solely responsible and liable for all worker’s compensation claims or Liabilities of any current or former employees, officers, directors, independent contractors or consultants of the Business that relate to events occurring on or before the Closing Date. The Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

2.8                               Further Conveyances and Assumptions. From time to time following the Closing, the Sellers and Purchaser will use their commercially reasonable efforts to, and will use their commercially reasonable efforts to cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors and/or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions; provided, that nothing in this Section 2.8 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities.

III. CONSIDERATION

3.1                               Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be:

(a)                                 $15,700,000 in cash (the “Cash Amount”);

(b)                                 a senior secured note (the “Note”), in a form to be mutually agreed upon by the parties, in an amount of Forty Million Dollars ($40,000,000), incorporating the terms set forth in the term sheet attached hereto as Exhibit E;

(c)                                  a five-year term production royalty interest on certain tons of coal produced and sold from certain of the Purchased Assets (the “Royalty Interest”), in a form to be mutually agreed upon by the parties, incorporating the terms set forth in the term sheet attached hereto as Exhibit F; and

(d)                                 the assumption of the Assumed Liabilities.

3.2                               Purchase Price Deposit. On the date hereof, Purchaser shall deposit with a bank or other financial institution designated by Company an amount equal to $5,692,000. Such amount, together with any interest having accrued on such amount between the date hereof and such disposition (the “Deposit Amount”), will be either refunded to Purchaser or retained by the Company as set forth in the Bidding Procedures and Section 4.6. The Deposit Amount is nonrefundable, except as otherwise expressly set forth in Section 4.6 or the Bidding Procedures. If the Closing occurs, the Deposit Amount will be retained by the Company and applied towards the amount payable by Purchaser in accordance with the Bidding Procedures.

3.3                               Payment of Purchase Price.

(a)                                 At the Closing:

(i)                                     Purchaser will pay to the Sellers, in immediately available funds to a single account designated by the Company, an amount equal to (A) the Cash Amount minus (B) the Deposit Amount;

(ii)                                  The Deposit Amount shall be applied towards the Purchase Price pursuant to the terms and conditions of this Agreement; and

(iii)                               Purchaser shall assume the Assumed Liabilities pursuant to instruments delivered at the Closing as provided in Section 4.3.

(b)                                 At the Closing or such later date as selected by the Company in accordance with this Section 3.3(b), Purchaser shall deliver the Note and the Royalty Interest to the Company; provided, that the Company, with the consent of the Required Consenting Noteholders (as defined in the Second Amended and Restated Sale and Plan Support Agreement dated as of July 16, 2019) (such consent not to be unreasonably withheld, conditioned or delayed), may elect that the Note and/or the Royalty Interest shall not be delivered at the Closing but instead shall be delivered on a later date as to be designated by the Company (and with the consent of the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned or delayed)) with no less than two Business Days’ prior written notice to Purchaser, which date may be the effective date of the Plan; provided further, that such later date may not be more than 60 days after the Closing Date; provided further, for the avoidance of doubt, that the Note and the Royalty Interest shall, in each case, be effective as of the Closing.

(c)                                  All payments of the Purchase Price will be made free and clear of, and without any reduction in respect of, any withholding or similar Taxes.

IV. CLOSING AND TERMINATION

4.1                               Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the Party entitled to waive that condition), and provided that this Agreement shall not have been terminated pursuant to Section 4.4, the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place remotely by the electronic exchange of documents and signatures in PDF format at 10:00 a.m. Eastern time on the date that is two Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the Parties may designate in writing. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2                               Deliveries by the Sellers. At the Closing, the Sellers will deliver to Purchaser:

(a)                                 the General Assignments and Bills of Sale for the Purchased Assets, each duly executed by the applicable Seller;

(b)                                 the Lease Assignment and Assumption Agreements for the assumed Leases and Purchased Leased Real Property, each duly executed by the applicable Seller;

(c)                                  the Contracts Assignment and Assumption Agreements for the assumed Contracts, each duly executed by the applicable Seller;

(d)                                 special warranty or limited warranty deeds (or similar deeds to convey title with warranties limited only to grantor’s acts in a particular jurisdiction where the Owned Real Property is located) to the Owned Real Property in recordable form, duly executed by the applicable Seller;

(e)                                  all documents of title and instruments of conveyance (duly executed by the applicable Seller) necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks and trailers owned by the Sellers (and any other Purchased Assets owned by the Sellers which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which are included in the Purchased Assets; provided, that in the event one or more of such documents of title and/or instruments of conveyance are not delivered by Sellers to Purchaser on or before the Closing Date, the Sellers shall deliver such documents of title and/or instruments of conveyance to Purchaser as promptly as reasonably practicable following the Closing Date; provided, further, that, for the avoidance of doubt, the failure of the Sellers to deliver any such document of title and/or instrument of conveyance to Purchaser on or before the Closing Date shall not be deemed a failure to satisfy this delivery obligation;

(f)                                   the officers certificate required to be delivered pursuant to Sections 9.1(a), 9.1(b) and 9.1(c);

(g)                                  a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2) from each Seller (or, if a Seller is classified as a disregarded entity for U.S. federal income Tax purposes, from such Seller’s regarded owner); and

(h)                                 all other deeds, endorsements, assignments, company seals, instruments of transfer and other instruments of conveyance reasonably requested by Purchaser or required to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser free and clear of all Liens (other than those released by the Sale Order, those created by Purchaser, Assumed Liabilities and Transferred Exceptions).

4.3                               Deliveries by Purchaser.

(a)                                 At the Closing, Purchaser will deliver to the Company:

(i)                                     the consideration specified in Section 3.3(a) of this Agreement;

(ii)                                  the General Assignments and Bills of Sale for the Purchased Assets, each duly executed by Purchaser;

(iii)                               the Lease Assignment and Assumption Agreements for the assumed Leases and Purchased Leased Real Property, each duly executed by Purchaser;

(iv)                              the Contracts Assignment and Assumption Agreements for the assumed Contracts, each duly executed by Purchaser;

(v)                                 evidence reasonably satisfactory to the Company that the Required Bonding has been established, or stands ready to be established upon the completion of the transactions contemplated by the Permit Transfer Agreements, including binding commitments from sureties sufficient to replace all existing reclamation and surety bonds of the Sellers related to the Transferred Permits/Licenses;

(vi)                              the officer’s certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b); and

(vii)                           all such other documents, instruments and certificates, reasonably requested by the Sellers, to evidence the assumption by Purchaser of the Assumed Liabilities.

(b)                                 At the Closing or such later date as selected by the Company in accordance with Section 3.3(b), Purchaser will deliver to the Company the consideration specified in Section 3.3(b) of this Agreement

4.4                               Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)                                 by Purchaser or the Company, if the Closing has not occurred by 5:00 p.m. Eastern time on the date that is 60 days from the date of the Sale Order (the “Outside Date”); provided, however, that if the Closing has not occurred on or before the Outside Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or any Seller, then such breaching Party (or the Company if a Seller is the breaching Party), may not terminate this Agreement pursuant to this Section 4.4(a);

(b)                                 by mutual written consent of the Company and Purchaser;

(c)                                  by Purchaser, if the Sellers breach any representation or warranty or any covenant, agreement or obligation contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Sections 9.1 or 9.3 and such breach, if curable, has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Purchaser to the Company of such breach and (ii) the Outside Date; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d)                                 by the Company, if Purchaser breaches any representation or warranty or any covenant, agreement, or obligation contained in this Agreement, such breach would reasonably be expected to result in a failure of a condition set forth in Sections 9.2 or 9.3 and such breach, if curable, has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by the Company to Purchaser of such breach and (ii) the Outside Date; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(e)                                  by Purchaser or the Company if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and use their respective commercially reasonable efforts to pursue such appeal unless and until this Agreement is terminated pursuant to this Section 4.4; provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

4.5                               Procedure Upon Termination. In the event of termination pursuant to Section 4.4, the terminating Party will give written notice thereof to the other Party or Parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets hereunder will be abandoned, without further action by Purchaser or any Seller.

4.6                               Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no Liability or obligation on Purchaser, any Seller or any of their respective Representatives; provided, however, that the provisions of Section 3.2, this Section 4.6, Section 8.9 and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 hereof, will survive any such termination and will be enforceable hereunder, provided, further, that nothing in this Section 4.6 will be deemed to release any Party from Liability for any Willful Breach of this Agreement prior to termination or for Fraud, provided, further, that nothing in this Section 4.6 will be deemed to interfere with the Company’s rights to retain the Deposit Amount under Section 3.2 hereof, but only in the event of a termination of this Agreement by the Company pursuant to Section 4.4(d) or Section 4.4(a) (if at such time Purchaser is not entitled to terminate the Agreement pursuant to such provision). Notwithstanding anything to the contrary in this Agreement, but without limiting the Parties’ rights set forth in Section 11.3 prior to termination of this Agreement or the second proviso of the first sentence of this Section 4.6, (a) if this Agreement is terminated by (i) Purchaser pursuant to Section 4.4(a) or Section 4.4(c), by the Company pursuant to Section 4.4(a) (if at such time Purchaser would also be entitled to terminate the Agreement pursuant to such provision), or (iii) by Purchaser or the Company pursuant to Section 4.4(b) or Section 4.4(e) (provided that the Purchaser is not in material breach), then the Purchaser shall receive a refund from the Sellers in an amount equal to the Deposit Amount within five Business Days of such termination, and the Parties acknowledge and agree that in such circumstance, (i) the amount of the Deposit Amount represents the Parties’ reasonable estimate of the Purchaser’s actual damages and the extent of actual damages is difficult and impracticable to ascertain, (ii) the return of the Deposit Amount as liquidated damages is reasonable and does not constitute a penalty and (iii) the return of the Deposit Amount shall be the sole and exclusive remedy of the Purchaser in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief pursuant to Section 11.3, and (b) if this Agreement is terminated by the Company pursuant to Section 4.4(d) or Section 4.4(a) (if at such time Purchaser is not entitled to terminate the Agreement pursuant to such provision), then the Company shall retain the Deposit Amount, and the Parties acknowledge and agree that in such circumstance, (i) the amount of the Deposit Amount represents the Parties’ reasonable estimate of the Company’s actual damages and the extent of the actual damages is difficult and impracticable to ascertain, (ii) the retention of the Deposit Amount as liquidated damages is reasonable and does not constitute a penalty and (iii) the retention of the Deposit Amount shall be the sole and exclusive remedy of the Company in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief pursuant to Section 11.3; provided that, for the avoidance of doubt, nothing in this sentence shall limit the Company’s remedies in the case of a Willful Breach of this Agreement prior to termination or Fraud.

V. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules and/or in the Company SEC reports filed with the SEC prior to the Execution Date (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors,” and any other disclosure therein to the extent they are related to forward-looking statements), the Sellers hereby jointly and severally represent and warrant to Purchaser that:

5.1                               Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and, subject to any limitations that may be imposed on such Seller resulting from or relating to the Chapter 11 Cases, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

5.2                               Authorization of Agreement. Subject to entry of the Sale Order and such other authorization as may be required by the Bankruptcy Court, each Seller has the requisite corporate or similar power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other Parties and the entry of the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                               Governmental Consents. Except to the extent rendered unnecessary through the entry of the Sale Order, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by the Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except (a) for the entry of the Sale Order, (b) as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, and (c) to the extent applicable, for compliance with applicable requirements of the HSR Act.

5.4                               Title to Purchased Assets. Subject to Section 2.6, and subject to the entry of the Sale Order, the Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Exceptions, Assumed Liabilities, and Liens for accrued and unpaid Taxes) and, at the Closing, the Sellers shall deliver to Purchaser, and Purchaser will be vested with, good title to such Purchased Assets, free and clear of all Liens and Liabilities (other than (i) Liens and Liabilities for Assumed Non-Income Taxes and Assumed Liabilities, (ii) Transferred Exceptions, and (iii) Liens created by Purchaser) and Excluded Liabilities, to the fullest extent permissible under Law, including Sections 105, 363, and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure.

5.5                               Condition of Purchased Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the Equipment and Fixed Assets, and the Owned Real Property described in clauses (a) and (b) of that definition are in good condition and repair and usable in the Business in the Ordinary Course of Business, ordinary wear and tear excepted.

5.6                               Validity of Purchased Contracts. As of the date of this Agreement, each Purchased Contract is in full force and effect and is a valid and binding obligation of each Seller party thereto and, to the Knowledge of the Sellers, the other parties thereto in accordance with its terms and conditions, except (x) to the extent the failure to be in full force and effect and a valid and binding obligation would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, or (y) as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally in respect of the other party thereto, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), or (c) the obligation to pay Cure Costs under Section 2.5. As of the date of this Agreement, no Seller has received any written notice or, to the Knowledge of the Sellers, verbal notice, of the intention of any third party to terminate any Purchased Contract. As of the date of this Agreement, to the Knowledge of the Sellers, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Purchased Contract or would cause the acceleration of any obligation of any Seller or, to the Knowledge of the Sellers, any other party thereto or the creation of a Lien upon any Purchased Asset, except for such events that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

5.7                               Litigation. Except for Legal Proceedings and Orders that do not have, and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, as of the date of this Agreement, there are no Legal Proceedings or Orders pending or, to the Knowledge of the Sellers, threatened against any Seller.

5.8                               Financial Advisors. The Sellers have not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or Transactions for which Purchaser is or may become liable.

5.9                               Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect:

(a)                                 The Sellers’ operation of the Business, and the Purchased Real Property and the Equipment and Fixed Assets related thereto, have complied during the previous three years and, as of the date of this Agreement, are in compliance with all applicable Environmental Laws;

(b)                                 The Sellers have not received any written notice, report or other information alleging any pending or threatened violation, non-compliance, Liability or potential Liability under Environmental Laws with regard to any of the Purchased Real Property, the Equipment and Fixed Assets or the Business, or any prior business for which the Sellers have retained Liability under any Contract, nor do the Sellers have any unresolved claims alleging any violations of Environmental Law;

(c)                                  As of the Execution Date, no Legal Proceeding is pending or, to the Sellers’ Knowledge, threatened under any Environmental Law or environmental provision of any Mining and Mining Safety Law against the Sellers or with respect to the Purchased Real Property, the Equipment and Fixed Assets or the Business, nor are there any Orders outstanding under any Environmental Law or any environmental provision of any Mining and Mining Safety Law with respect to the Purchased Real Property, the Equipment and Fixtures or the Business; and

(d)                                 The Sellers (i) hold and are, and have been during the previous three years, in compliance with all Permits required under Environmental Law (each of which is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold a Permit required under Environmental Law is being contested in good faith by the Sellers by appropriate proceedings diligently conducted) for any of their current operations or for the current ownership, operation or use of the Purchased Real Property, (ii) have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the Purchased Real Property or the Equipment and Fixtures to comply with Environmental Law and obtain all necessary Permits required under Environmental Law, and (iii) have not received any written notice that the Permits required under Environmental Law will be canceled or terminated, or will not be renewed.

(e)                                  The Sellers have furnished or made available to Purchaser all material and non-privileged environmental site assessment reports that are in the Sellers’ possession or control and relating to the Business or the Purchased Assets and that have been prepared in the three years preceding the Execution Date.

The representations and warranties set forth in this Section 5.9 constitute the sole and exclusive representations and warranties of Seller with respect to Environmental Laws and any environmental matters and all Mining and Mining Safety Laws in connection with the Transaction, the Business and the Purchased Assets, and no other provision of this Agreement shall be deemed to address or include such matters.

5.10                        Compliance with Applicable Laws; Licenses and Permits. (a)The Sellers and each of their Affiliates own and operate, and for each of the prior three years have at all times owned and operated, the Purchased Assets and conduct, and for each of the prior three years have at all times conducted, the Business, in each case, in compliance in all material respects with all Licenses, Orders, Permits and Law applicable to the Sellers, such Affiliates of the Sellers, the Purchased Assets or the Business, as applicable, except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Bodies with jurisdiction over such matter or except as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, and (b) as of the Execution Date, no Seller nor, to the Knowledge of the Sellers, any of its respective Representatives, has received in the past 24 months any written notice from a Governmental Body or third party alleging that any Seller, any of its respective Affiliates or the Business is not in compliance in any material respect with applicable Licenses, Orders, Permits and Law. The Licenses and Permits set forth on Schedule 5.10 are all of the material Licenses and Permits held by the Sellers with respect to the current operation and conduct of the Business, the Purchased Assets or the Assumed Liabilities. No Seller nor any officer or director of any Seller is “permit blocked” on the Applicant Violator System established pursuant to SMCRA (or any applicable state system) (the “Applicant Violator System”) by any Governmental Body.

5.11                        Employee Benefit Plans. No employee benefit plan maintained, sponsored or contributed to by the Sellers in the six-year period preceding the Closing Date is or has been subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV or ERISA.

5.12                        Taxes. All material Tax Returns required to be filed by the Sellers with respect to the Purchased Assets have been filed, and each Seller has paid all material Taxes shown as due on each such Tax Return. No material examination of any such Tax Return of the Sellers is currently in progress by any Governmental Body. There are no Liens for Taxes on any of the Purchased Assets (other than Permitted Exceptions, Assumed Liabilities, and Liens for Assumed Non-Income Taxes). The representations and warranties set forth in this Section 5.12 constitute the sole and exclusive representations and warranties of Seller with respect to Tax matters in connection with the Transaction, the Business and the Purchased Assets, and no other provision of this Agreement shall be deemed to address or include such matters.

5.13                        No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules and/or the Company SEC reports filed with the SEC prior to the Execution Date), none of the Sellers nor any other Person makes any other express or implied representation or warranty with respect to the Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by the Sellers, any Affiliate of the Sellers, or any of the Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules and/or the Company SEC reports filed with the SEC prior to the Execution Date), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser or any of its Representatives by any Representative of the Sellers or any of its Affiliates). The Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Purchased Assets or the use thereof. The disclosure of any matter or item in any Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter, individually or in the aggregate, could result in a Seller Material Adverse Effect. The Sellers acknowledge and agree to sell the Purchased Assets and the Business without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Purchaser, except as expressly set forth in this Agreement.

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that:

6.1                               Organization and Good Standing. Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the Navajo Nation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2                               Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the Transactions have been duly authorized by all requisite corporate or similar action on the part of Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other Parties) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3                               Conflicts; Consents of Third Parties. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, and (ii) to the extent applicable, compliance with the applicable requirements of the HSR Act.

6.4                               Litigation. There are no Legal Proceedings pending or, to the knowledge of those officers of Purchaser identified on Schedule 6.4 that is obtained or reasonably should be obtained in the normal exercise of the duties of such officers, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser is not subject to any Order except to the extent the same would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

6.5                               Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions, and no Person is entitled to any fee or commission or like payment in respect thereof that would or could be owed by or claimed against the Sellers or any of the consideration to be paid hereunder.

6.6                               Capability.

(a)                                 Purchaser has and will have at Closing sufficient funds available to it in cash to pay or cause to be paid the Cash Amount and the fees and expenses required to be paid by Purchaser in connection with the Transactions, to effect the Transactions, and to establish and maintain the Required Bonding as of the Closing. As of the date hereof and upon the consummation of the Transactions, (i) Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code, (ii) Purchaser will not be left with unreasonably small capital, and (iii) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature.

(b)                                 Purchaser is and will be capable of taking transfer of, or obtaining replacement or overlapping Permits for, and of posting replacement Required Bonding with respect to, the Transferred Permits/Licenses, and none of Purchaser or its Affiliates have been denied, or are subject to denial of, any application for any mining license, permit or other authorization of a Governmental Body due to application of the Applicant Violator System established pursuant to the SMCRA (or any applicable state system).

6.7                               Condition of the Purchased Assets. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Article V hereof (as modified or supplemented by the Disclosure Schedules hereto and/or the Company SEC reports filed with the SEC prior to the Execution Date), Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

6.8                               Exclusivity of Representations and Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedules), neither Purchaser nor any other Person makes any other express or implied representation or warranty with respect to the Purchaser or the Transactions, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its respective Affiliates or any of Purchaser’s or its Affiliates’ respective Representatives. Except for the representations and warranties contained in Article V, Purchaser agrees and acknowledges that none of the Sellers or any Person on behalf of the Sellers makes any other express or implied representation or warranty with respect to the Sellers, the Purchased Assets, the Assumed Liabilities or the Business or with respect to any other information provided or made available to Purchaser in connection with the Transactions, including information conveyed at management presentations, in a virtual data room or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. Purchaser acknowledges and agrees that the Purchased Assets are sold “as is” and Purchaser agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Sellers, except as expressly set forth in this Agreement.

VII. BANKRUPTCY COURT MATTERS

7.1                               Bankruptcy Court Filings. The Sellers will pursue the entry of the Sale Order in accordance with the Bidding Procedures Order unless a Seller’s Board of Directors (or applicable committee thereof) concludes in good faith, after consultation with such Seller’s outside advisors, that doing so would be inconsistent with the exercise of its fiduciary duties or applicable law. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. If the entry of the Sale Order is appealed, the Sellers and Purchaser will use their respective commercially reasonable efforts to defend such appeal(s) unless, in the Sellers’ case, a Seller’s Board of Directors (or applicable committee thereof) concludes in good faith, after consultation with such Seller’s outside advisors, that doing so would be inconsistent with the exercise of its fiduciary duties.

VIII. COVENANTS

8.1                               Access to Information.

(a)                                 From the Execution Date through the Closing Date, Purchaser will be entitled for purposes of consummating the Transactions to make such investigation of the Purchased Assets, the Assumed Liabilities and the Business as it reasonably requests; provided, however, that prior to the Closing Date, Purchaser shall not conduct any sampling of soil, sediment, surface water, ground water or building material at, on, or under the Purchased Assets or within any facility on the Purchased Assets. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances so as not to disturb the operation of the Business and will be subject to restrictions under applicable Law. The Sellers will direct and use their commercially reasonable efforts to cause their respective Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with the Sellers and their Representatives. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require the Sellers to disclose information that would cause material competitive harm to a Seller, would violate attorney-client privilege, or cannot be disclosed as a result of confidentiality arrangements under agreements with third parties. The Sellers will promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Purchased Assets and the Transactions.

(b)                                 For a period of three years from the Closing Date, Purchaser shall grant the Sellers and their Affiliates and their respective Representatives reasonable access at all reasonable times to all of the Documents relating to each Purchased Asset, and shall afford the Sellers and their Affiliates and their respective Representatives the right to take extracts therefrom and to make copies thereof, but only to the extent necessary for the Sellers to meet their respective reporting obligations, including in connection with financial statements, Taxes and SEC reporting obligations and to the extent reasonably necessary to implement the provisions of, or to investigate or defend any claims or Legal Proceedings among the Parties or their Affiliates arising under, this Agreement. Purchaser shall maintain such Documents relating to periods prior to the Closing Date until the third anniversary of the Closing Date, or if any of the Documents pertain to any claim or Legal Proceeding or dispute pending on the third anniversary of the Closing Date, Purchaser shall maintain any of the Documents designated by the Sellers or their Representatives until such claim or Legal Proceeding or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything herein to the contrary, in the event of a dispute, the furnishing of, or access to, the Documents shall be subject to applicable Law relating to discovery. In addition, if the Sellers or their Affiliates reasonably believe it is necessary or prudent to disclose any such documents or information to comply with any Law or Order or any request made by any Governmental Body or in connection with any legal, regulatory or administrative proceeding, Order or process, the Sellers and their Affiliates may do so, without liability hereunder. Any copies or extracts of such Documents shall be subject to the provisions of Section 8.10.

8.2                               Actions Pending the Closing. Except (a) as required by applicable Law or by Order of the Bankruptcy Court, (b) as otherwise expressly contemplated by this Agreement, (c) in the Ordinary Course of Business or (d) with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof to and through the Closing Date, the Sellers will: (i) use commercially reasonable efforts to carry on the Business in the Ordinary Course of Business of the Sellers and use commercially reasonable efforts to maintain, preserve and protect the Purchased Assets in their current condition, ordinary wear and tear excepted; (ii) maintain their Documents and other books, accounts and records in the Ordinary Course of Business; (iii) pay all material Taxes as and when such become due, other than those that are being contested in good faith; (iv) maintain all material Permits and material Licenses, and all financial security and indemnities in support of such Permits and Licenses; (v) not dispose of or grant rights to all or any material portion of the Purchased Assets; (vi) not materially amend, modify, terminate, waive any rights under or create any Lien (other than a Lien that will not be transferred to Purchaser at the Closing or that is a Permitted Exception) with respect to any of the Purchased Contracts; (vii) not allow or create a Lien on any of the Purchased Assets (other than a Lien that will not be transferred to Purchaser at the Closing or that is a Permitted Exception); (viii) use commercially reasonable efforts to defend and protect the Purchased Assets from infringement or deterioration; (ix) comply with applicable Laws in all material respects with respect to the Business or any Purchased Assets, other than with respect to the failure of such compliance as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; and (x) not enter into any agreement or commitment to take any action prohibited by this Section 8.2.

8.3                               Consents. The Sellers and Purchaser will use their respective commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Sections 2.6(a) or 5.3 and the Necessary Consents; provided, however, that none of the Sellers or Purchaser will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or Legal Proceedings to obtain any such consent or approval.

8.4                               Regulatory Approvals.

(a)                                 Purchaser and the Sellers will: (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable (but in no event later than ten Business Days after the Execution Date); (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions; and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party will use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each such party will promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto will independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. The Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein will be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Sellers or Purchaser, as the case may be).

(b)                                 Each Party hereto will use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade

(collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement is in violation of any Antitrust Law, each Party hereto will cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (“Antitrust Order”), that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and the Sellers decide that litigation is not in their respective best interests. Each Party hereto will use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each Party hereto agrees to use its commercially reasonable efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state local and non-United States antitrust or competition authority, so as to enable the parties to close the Transactions as expeditiously as possible; provided, that Purchaser shall not be required to dispose or divest any of its assets to the extent not commercially reasonable.

(c)                                  Purchaser will take commercially reasonable actions necessary to ensure that (i) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Body; (ii) no decree, judgment, injunction, temporary restraining Order or any other Order in any suit or proceeding; and (iii) no other matter relating to any Antitrust Law, in each case, would preclude consummation of the Transactions by the Outside Date.

8.5                               Further Assurances. Subject to the other provisions of this Agreement and any relevant Order of the Bankruptcy Court, each of Purchaser and each Seller will use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the Transactions, (b) provide the other Parties with reasonable cooperation and take such actions as such other Parties may reasonably request in connection with the consummation of the Transactions, and (c) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. Without limiting the foregoing, each of Purchaser and each Seller will use its commercially reasonable efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and will cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing or the terms set forth in the term sheet attached hereto as Exhibit E, Purchaser will use its commercially reasonable efforts to assist the Sellers in structuring and implementing the delivery of the consideration deliverable pursuant to Section 3.3(b) in a manner that is reasonably requested by the Sellers.

8.6                               Transferred Permit/License and Surety Bond Matters.

(a)                                 To the extent permitted by Law, Purchaser shall prepare, at its sole cost and expense, all applications required to transfer the Transferred Permits/Licenses (which applications shall include the necessary applications, notices, forms and other documents to appoint Purchaser as the designated operator on the Transferred Permits/Licenses with the appropriate Governmental Body). The Sellers shall cooperate with and provide reasonable assistance to Purchaser in connection with such preparation and such applications shall be reasonably satisfactory to Purchaser. As promptly as practicable, Purchaser shall properly file all applications required to transfer the Transferred Permits/Licenses from the Sellers and their Affiliates to Purchaser with the appropriate Governmental Body (except for any applications which may not be filed prior to Purchaser being party to a fully executed surety agreement, which shall be properly filed promptly after the applicable surety agreement is executed in accordance with this Agreement, and in any event prior to the Closing). From and after the Closing, Purchaser shall use its commercially reasonable efforts to pursue the prompt transfer of the Transferred Permits/Licenses to Purchaser. The Sellers agree to provide the cooperation reasonably requested by Purchaser to procure the transfer of the Transferred Permits/Licenses.

(b)                                 Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary (including under all Laws) as promptly as reasonably practicable after the date hereof to (i) put in place with the appropriate Governmental Body the Required Bonding necessary to transfer the Transferred Permits/Licenses from the Sellers and their Affiliates to Purchaser in such a manner so as to permit the termination of all existing reclamation and surety bonds of the Sellers and underlying bond agreements (and related instruments) related to the Transferred Permits/Licenses (the “Seller Bonds”) and (ii) substitute itself for and replace the applicable Seller, and to cause each such Seller to be released, effective as of the Closing, in respect of all obligations under any other guarantee, indemnity, surety bond, letter of credit, keepwell agreement, consumer financing arrangement, or other similar commitment, understanding, agreement or obligation arising in connection with or necessary for the operation of the Business (together with the Seller Bonds, the “Indemnified Guarantees”); provided, that if Purchaser is unable to cause such transfer and/or substitution and release prior to the Closing, then Purchaser shall continue to be obligated to take such actions to effect such transfer and/or substitution and release as soon as possible after the Closing. Purchaser shall be solely responsible for the establishment and maintenance of the Required Bonding, and will take, or cause to be taken, such actions as are necessary to return to the Sellers any of the Sellers’ property pledged or otherwise provided to secure the Transferred Permits/Licenses as promptly as practicable following the Closing. Purchaser further agrees that, to the extent (x) the Seller Bonds are not terminated (and replaced with the Required Bonding) and/or (y) the Sellers are not fully and irrevocably released and discharged from the Indemnified Guarantees, Purchaser shall reimburse the Sellers for, any and all reasonable amounts paid, including costs or expenses in connection with such Indemnified Guarantees (including premiums paid or payable with respect to the Seller Bonds for any period of time during which the Seller Bonds remain outstanding following the Closing) and expenses in maintaining such Indemnified Guarantees until such time as such Indemnified Guarantees are replaced in accordance with the foregoing, whether or not any such Indemnified Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse and fully indemnify and hold harmless the Sellers (and their respective Representatives) to the extent any Indemnified Guarantee is called upon and the Sellers make any payment or are obligated to reimburse any other Person thereunder (or to the extent any Legal Proceeding is commenced by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees and any Seller is party to such a Legal Proceeding).

(c)                                  To the extent, if any, that any Seller directly or indirectly retains, remains liable for, or has any credit exposure with respect to, any Indemnified Guarantee, Purchaser shall, (i) upon request, promptly and as soon as available furnish to Seller such annual, quarterly and monthly financial statements of Purchaser, including consolidated balance sheets, statements of income, cash flows and stockholders’ equity, for the applicable period, all in reasonable detail, and any other financial information or assurances as Seller may from time to time reasonably request, (ii) permit Seller to participate in any discussions or negotiations regarding any material term of any contract or agreement related to any Indemnified Guarantee for so long as the Sellers or any of their Affiliates retain or remain directly or indirectly liable for, or have any credit exposure with respect to, such Indemnified Guarantee and (iii) from the Closing Date until the date on which no Seller directly or indirectly retains, remains liable for or has any credit exposure with respect to any Indemnified Guarantee, pay the applicable Seller, on a monthly basis (promptly following the end of each month), the Interest Rate on the aggregate outstanding amount of the Indemnified Guarantees with respect to which any Seller directly or indirectly retains, remains liable for or has any credit exposure.

(d)                                 To the extent permitted by applicable Law, from and after the Closing, and subject to Purchaser’s obligation under Section 8.6(a) to promptly effect the transfer of the Transferred Permits/Licenses to Purchaser, Purchaser shall operate under the Transferred Permits/Licenses as the designated operator. To the extent allowed by and in accordance with Law, after the Closing and until the appropriate Governmental Body approves the transfer of the Transferred Permits/Licenses to Purchaser (the “Interim Period”), the Sellers grant Purchaser the right to conduct, at the sole cost and expense of Purchaser, mining operations following the Closing on the Purchased Real Property under the Transferred Permits/Licenses as the designated operator. Purchaser and the Sellers will use commercially reasonable efforts to make such filings, applications, notices or deliver any other documents as necessary to give effect to the foregoing arrangement during the Interim Period. Purchaser shall fully indemnify and hold harmless the Sellers with respect to any Liability incurred in connection with or resulting from the foregoing arrangements. Sellers shall execute any contracts that are necessary to maintain the ordinary operations of the Business during the Interim Period, as reasonably requested by Purchaser, for Purchaser to acquire the right to conduct mining operations under Sellers’ Permits/Licenses during the Interim Period; provided that no such contract shall impose any material Liability on the Sellers in excess of Seller’s extant liability under such Permits/Licenses.

(e)                                  During the Interim Period, Purchaser shall, and shall cause its Affiliates to: (i) maintain such Transferred Permit/License and comply with all Laws governing, and all conditions and requirements of, or pertaining to, any such Transferred Permits/Licenses (which shall include the performance of all actions required by applicable Laws and all conditions and requirements of the Transferred Permit/License); and (ii) be solely responsible (including all required remedial measures or abatement actions) for all incidents of violation, non-compliance, and similar occurrences related to the Transferred Permits/Licenses that arise from the actions of or omissions by Purchaser and its Affiliates and their respective agents, Representatives and business relations while operating under such Transferred Permits/Licenses during the Interim Period. Purchaser shall promptly deliver to the Sellers written notice of any such incidents or occurrences. In the event the Purchaser fails to cure any such matters, the Sellers shall have the right, but not the obligation, to cure such matters (including right of entry onto the applicable Purchased Real Property). Purchaser shall promptly reimburse the Sellers for the reasonable costs of any such cure. The Sellers shall have (and Purchaser shall grant) all reasonable rights of entry onto the Purchased Real Property necessary for the Sellers to maintain the Transferred Permits/Licenses in the event Purchaser fails to maintain the Transferred Permits/Licenses during the Interim Period.

(f)                                   Upon the completion of the transfer of each applicable Transferred Permit/License, Purchaser shall cooperate with the Sellers to secure (i) the prompt termination of the applicable reclamation and surety bonds of the Sellers related thereto, (ii) the prompt termination of the underlying bond agreement (and related instruments) related to the Transferred Permit/License (to the extent all Transferred Permits/Licenses subject to the applicable bond agreement (or related instrument) have been transferred to Purchaser), and (iii) the prompt release to the Sellers of the related collateral.

(g)                                  The above notwithstanding, from and after the Closing, Purchaser shall remain liable for the Assumed Liabilities related to the Transferred Permits/Licenses even if any applicable Governmental Body fails to approve the transfers of any of the Transferred Permits/Licenses to Purchaser.

8.7                               Publicity. Subject to Section 8.10, prior to Closing, Purchaser and the Sellers shall consult with each other before issuing any press release or public announcement concerning this Agreement or the Transactions, and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). From and after the Closing, the Purchaser and the Sellers may make public statements with respect to this Agreement or the Transactions so long as such announcements do not disclose the specific terms or conditions of this Agreement, except where such terms and conditions have already been disclosed as required by Law or Bankruptcy Court requirement; provided, that the issuing party shall use its commercially reasonable efforts to consult with the other party with respect to the text thereof to the extent practicable.

8.8                               Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) Purchaser receives any payment or instrument that is for the account of a Seller according to the terms of this Agreement or relates primarily to any business or business segment of the Sellers other than the Purchased Assets, Purchaser shall promptly deliver such amount or instrument to the relevant Seller, and (b) if any of the Sellers or any of their Affiliates receives any payment that is for the account of Purchaser, the Sellers shall, and shall cause their Affiliates to, promptly deliver such amount or instrument to Purchaser. All amounts due and payable under this Section 8.8 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use its commercially reasonable efforts to direct or forward all bills, invoices or like instruments to the appropriate Party. Any payments received under this Section 8.8 by the applicable Party will be treated by the other Party as being received by the applicable Party in its capacity as an agent for the other Party solely for U.S. federal income Tax purposes.

8.9                               Casualty Loss. Notwithstanding any provision in this Agreement, if on or prior to the Closing Date, all or any material portion of the Purchased Assets or the Business is (a) condemned or taken by eminent domain or (ii) materially damaged or destroyed (each of the foregoing, a “Casualty Event”), then the Company promptly shall notify Purchaser in writing of such Casualty Event (each, a “Casualty Notice”). In such event, and subject to the provisions of Section 4.4, Purchaser shall be assigned any rights, claims and causes of action with respect to any such Casualty Event, and any insurance proceeds recoverable as a result of any such Casualty Event in accordance with Section 2.1(b)(xii).

8.10                        Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated April 1, 2019 between the Company and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by the Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.

8.11                        Misallocated Assets. If, following the Closing, any right, property or asset not forming part of the Business is found to have been transferred to Purchaser in error, either directly or indirectly, Purchaser shall (i) transfer, or shall cause its Affiliates to transfer, at no cost to the Sellers, such right, property or asset (and any related Liability) as soon as practicable to one or more of the Sellers as indicated by the Company and (ii) where permitted by the terms on which the Purchaser has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for the Sellers and allow the Sellers from and after the Closing to have full enjoyment and use of such asset and Seller shall bear all burdens relating to such asset. If, following the Closing, any right, property or asset forming part of the Business (other than any Excluded Asset) is found to have been retained by the Sellers in error, either directly or indirectly, the Company shall (i) transfer, or shall cause the other Sellers to transfer, at no cost to Purchaser, such right, property or asset (and any related Liability) as soon as practicable to Purchaser and (ii) ensure that the applicable Seller shall where permitted by the terms on which such Seller has the right to such asset, hold the asset (or part thereof), and any monies, goods or other benefits arising after the Closing by virtue of it, as agent of and trustee for Purchaser and allow the Purchaser from and after the Closing to have full enjoyment and use of such asset and Purchaser shall bear all burdens relating to such asset. For the avoidance of doubt, the Parties understand and agree that the Excluded Assets are not intended to, and shall not, be transferred to Purchaser or any of its Affiliates and the Sellers shall retain such rights, properties and assets.

IX. CONDITIONS TO CLOSING

9.1                               Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of the Sellers contained in this Agreement (disregarding any “materiality” or “Seller Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects as of the Closing (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct has not, individually or in the aggregate, had and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b)                                 except for Permitted Exceptions, Liens and Liabilities for Assumed Non-Income Taxes and Assumed Liabilities, the Sellers shall have performed and complied with all requirements and obligations necessary to transfer the Purchased Assets to Purchaser free and clear of all Liens and Liabilities and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(c)                                  the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the forgoing effect; and

(d)                                 the Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

9.2                               Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 the representations and warranties of Purchaser contained in this Agreement (disregarding any “materiality” or “Purchaser Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects as of the Closing (except such representations and warranties that expressly address an earlier date, which such representations and warranties shall be true and correct as of such earlier date), except where the failure to be so true and correct has not, individually or in the aggregate, had and would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, and the Company shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)                                 Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(c)                                  arrangements satisfactory to the Company shall be in place regarding the Required Bonding (under which, for the avoidance of doubt, neither the Sellers nor any of their Affiliates will be liable for the obligations of Purchaser or otherwise with respect to the post-Closing operation of the Business or with respect to any Assumed Liability), and the Company shall be satisfied that there have been no adverse developments or occurrences that would reasonably be expected to be material and adverse in the context of the transfer of one or more Transferred Permits/Licenses;

(d)                                 Purchaser shall have delivered to the Sellers all of the items set forth in Section 4.3; and

(e)                                  the Company shall be satisfied in its sole discretion that the bond agreements related exclusively to the Transferred Permits/Licenses (and related instruments) underlying the existing reclamation and surety bonds of the Sellers with respect to the Transferred Permits/Licenses will be terminated upon the completion of the transfer of the related Transferred Permits/Licenses.

9.3                               Conditions Precedent to Obligations of Purchaser and the Sellers. The respective obligations of Purchaser and the Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and the Sellers in whole or in part to the extent permitted by applicable Law):

(a)                                 there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)                                 the Bankruptcy Court shall have entered the Sale Order; and

(c)                                  to the extent applicable, the waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted.

9.4                               Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such Party’s breach of any provision of this Agreement.

X. TAXES

10.1                        Transfer Taxes. To the extent that any documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arise from or relate to the consummation of the Transactions (collectively, “Transfer Taxes”), and are not eliminated through the application of section 1146(a) of the Bankruptcy Code, such Transfer Taxes will be borne by Purchaser, regardless of the Party on whom Liability is imposed under the provisions of the Laws relating to such Transfer Taxes. Sellers shall use their respective commercially reasonable efforts to obtain an Order of the Bankruptcy Court finding that the provisions of section 1146(a) of the Bankruptcy Code are applicable to the Sale. Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.2                        Purchase Price Allocation. Purchaser and the Sellers shall use commercially reasonable efforts to agree to an allocation of the Purchase Price (and any other items properly treated as consideration for U.S. federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), within sixty (60) days after the Closing Date (the “Allocation”). Following such agreement, (i) Purchaser and the Sellers shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Purchaser and the Sellers shall, and shall cause their Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Purchaser and the Sellers shall timely file with the IRS, and neither Seller nor Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Allocation.

10.3                        Cooperation and Audits. Upon reasonable request, Purchaser and its Affiliates will cooperate fully with the Sellers and their Affiliates in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include making available to the Sellers and their Affiliates, as reasonably requested, all information, records and documents relating to Taxes governed by this Agreement for a period of three years following the Closing Date.

10.4                        Allocation of Non-Income Taxes.

(a)                                 Except for Assumed Non-Income Taxes, the Sellers shall be allocated and bear all Non-Income Taxes attributable to (i) any Tax period ending prior to the Closing Date and (ii) the portion of any Straddle Period ending prior to the Closing Date. Purchaser shall be allocated and bear all Non-Income Taxes attributable to (x) any Tax period beginning on or after the Closing Date and (y) the portion of any Straddle Period beginning on or after the Closing Date.

(b)                                 For purposes of Section 10.4(a), (i) Non-Income Taxes that are attributable to the severance or production (other than such Non-Income Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Non-Income Taxes occurred, (ii) Non-Income Taxes that are based upon or related to sales or receipts imposed on a transactional basis (other than Non-Income Taxes described in clauses (i) or (iii)) shall be allocated to the period in which the transaction giving rise to such Non-Income Taxes occurred, and (iii) Non-Income Taxes that are ad valorem, property or other Non-Income Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date by prorating each such Non-Income Tax based on the number of days in the applicable Straddle Period that occur before the Closing Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Closing Date, on the other hand.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Purchaser shall assume responsibility for and shall pay and discharge all Assumed Non-Income Taxes.

XI. MISCELLANEOUS

11.1                        No Survival of Representations and Warranties. The Parties agree that the representations, warranties, and covenants to be performed prior to the Closing contained in this Agreement or in any instrument delivered pursuant to this Agreement will not survive the Closing hereunder and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing, and none of the Parties will have any Liability to each other after the Closing for any breach thereof. The Parties agree that the covenants contained in this Agreement to be performed after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each Party will be liable to the other after the Closing for any breach thereof. The Sellers and their respective Affiliates, and any of their respective directors, officers, employees, stockholders, partners, members or representatives, will have no future liability under any post-Closing covenant herein or in any other agreement or instrument entered into in connection with the Transactions in the event that the Sellers sell all or substantially all of their assets or effect a plan of liquidation.

11.2                        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each of the Sellers and Purchaser will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions and all proceedings incident thereto. Without limiting the foregoing, Purchaser will pay the filing fee required in connection with the HSR Act filing contemplated by Section 8.4(a).

11.3                        Injunctive Relief.

(a)                                 The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to enforce specifically the terms and provisions of this Agreement, including specific performance of such covenants, promises or agreements or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)                                 The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Purchaser or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4                        Submission to Jurisdiction; Consent to Service of Process.

(a)                                 Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.9 hereof; provided, however, that if the Chapter 11 Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any appellate court therefrom within the State of New York (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Proceeding, in a New York state court sitting in Manhattan) and any appellate court from any thereof, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the Parties hereby consents to process being served by any other Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.9; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

11.5                        Waiver of Right to Trial by Jury. Each Party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6                        Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

11.7                        Governing Law. This Agreement will be governed by and construed in accordance with federal bankruptcy Law, to the extent applicable, and, where state Law is implicated, the Laws of the State of New York applicable to contracts made and performed in such State.

11.8                        Waiver of Sovereign Immunity.

(a)                                 Purchaser irrevocably agrees that, to the extent that it has or hereafter may acquire any right of immunity against Sellers or their respective successors and assigns, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the courts of the United States of America, any state of the United States of America, in the courts of the Navajo Nation, in an arbitration proceeding, or elsewhere, to enforce or collect upon this Agreement or the other agreements entered into in connection with the Transactions, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of judgment and immunity of any of its property from attachment prior to entry of judgment, or from attachment in aid of execution upon a judgment, Purchaser expressly, unconditionally and irrevocably waives any such immunity and consents and submits to the laws set forth in Section 11.7 and the jurisdiction set forth in Section 11.4 to resolve any dispute arising out of, under or in connection with this Agreement and/or the other agreements entered into in connection with the Transactions, and further consents to be sued to the extent, and in the manner such suit is authorized by Sections 11.4 and 11.7.

(b)                                 Purchaser hereby expressly, unconditionally and irrevocably waives any immunity described in Section 11.8(a) and any right of exhaustion of tribal remedies with respect to any suit action or other proceeding brought in the courts set forth in Section 11.4 in connection with any dispute of any kind or nature between the Parties arising out of, under, or in connection with this Agreement and/or the other agreements entered into in connection with the Transactions, and consents to the jurisdiction of the courts set forth in Section 11.4 for such purposes. Purchaser hereby waives and agrees not to assert by way of motion or as a defense or otherwise in any such dispute (i) any claim that it is not subject to the personal jurisdiction of such courts, and (ii) that such dispute is brought in an inconvenient forum or that venue is improper. In the event that the court set forth in Section 11.4 determines that it does not have jurisdiction over such matters brought before it, Purchaser hereby expressly, unconditionally and irrevocably waives any immunity described in Section 11.8(a) with respect to an action or other proceeding in the courts of the State of New York located in New York County, and consents to the jurisdiction of such courts for such purpose.

(c)                                  Purchaser shall provide the requisite notice to the Navajo Nation of the wavier of sovereign immunity in this Section 11.8 upon the execution of this Agreement by all parties. The provisions of this Section 11.8 shall become effective ten days after such notice is given.

(d)                                 Nothing in this Agreement and/or the other agreements entered into in connection with the Transactions, and no waiver of Purchaser’s sovereign immunity pursuant to this Section 11.8 shall be construed as a waiver of the sovereign immunity or exhaustion of tribal remedies by the Navajo Nation or any other instrumentality of the Navajo Nation, and no such waiver by Purchaser shall create any liability on the part of the Navajo Nation or any other instrumentality of the Navajo Nation for the debts and obligations of Purchaser, or shall be construed as a consent to the encumbrance or attachment of any property of the Navajo Nation or any other instrumentality of the Navajo Nation based on any action, adjudication or other determination of liability of any nature incurred by Purchaser. The acts and omissions of Purchaser, its directors, officers, employees and agents shall not create any liability, obligation or indebtedness either of the Navajo Nation or payable out of assets, revenues or income of the Navajo Nation.

11.9                        Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand, (b) when sent by email (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Sellers, to:

Cloud Peak Energy Inc.

385 Interlocken Crescent, Suite 400

Broomfield, Colorado 80021
Attention: Bryan J. Pechersky
Email: bryan.pechersky@cldpk.com

With a copy (which will not constitute notice) to:

Vinson & Elkins LLP

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attention: David S. Meyer, John A. Kupiec

Email: dmeyer@velaw.com, jkupiec@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: Paul E. Heath

Email: pheath@velaw.com

If to Purchaser, to:

Navajo Transitional Energy Company, LLC
4801 N. Butler Ave., Bldg. 200
Farmington, New Mexico 87401
Attention: Clark Moseley, Chief Executive Officer
Email: clark.moseley@navajo-tec.com

With a copy (which will not constitute notice) to:

Navajo Transitional Energy Company, LLC
P.O. Box 11
Farmington, New Mexico 87499-11
Attention: Clark Moseley, Chief Executive Officer

and

Parsons Behle & Latimer
201 South Main Street, Suite 1800
Salt Lake City, Utah 84111
Attention: Nora Pincus
Email: npincus@parsonsbehle.com

11.10                 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.11                 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement (other than, solely with respect to Section 3.3(b) of this Agreement, the Required Consenting Noteholders (as defined in the Second Amended and Restated Sale and Plan Support Agreement dated as of July 16, 2019)). No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents will be void; provided, however, that Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 11.11, one or more Affiliates to (a) purchase the Purchased Assets and/or (b) assume the Assumed Liabilities, on and after the Closing Date (any such Affiliate of Purchaser that shall be properly designated by Purchaser in accordance with this clause, a “Designated Purchaser”); it being understood and agreed, however, that any such right of Purchaser to designate a Designated Purchaser is conditioned upon (i) such Designated Purchaser executing and delivering to the Sellers a counterpart to this Agreement, (ii) such Designated Purchaser being able to perform the applicable covenants under this Agreement (and make the same representations and warranties as Purchaser has made in Section 6.6, to the extent relating to the relevant portion of the Purchased Assets being acquired by such Designated Purchaser), and demonstrate satisfaction of the applicable requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance, with respect to the applicable assumed Contracts and the assumed Leases, (iii) any such designation not creating any Liability (including any Liability relating to Taxes) for the Sellers or their Affiliates that would not have existed had Purchaser purchased the Purchased Assets and/or assumed the Assumed Liabilities, and which Liability is (A) not fully reimbursed by or on behalf of Purchaser prior to or at the Closing or (B) a Liability for which Purchaser or the applicable Designated Purchaser agrees, at its election, to provide an indemnity reasonably acceptable to the Sellers, and (iv) such designation not reasonably being expected to materially delay, prevent or hinder the consummation of the Transactions. No such designation shall relieve Purchaser of any of its obligations hereunder. Any breach hereof by a Designated Purchaser shall be deemed a breach by Purchaser. The above designation shall be made by Purchaser by way of a written notice to be delivered to the Sellers as soon as reasonably practicable after the date hereof and in no event later than the fifth day prior to the Closing Date, which written notice shall contain appropriate information about the Designated Purchaser(s) and shall indicate which Purchased Assets and Assumed Liabilities that Purchaser intends such Designated Purchaser(s) to purchase and/or assume, as applicable, hereunder. Upon any such permitted assignment, the references in this Agreement to the Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires. Notwithstanding the foregoing, the Sellers may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a chapter 11 plan confirmed by the Bankruptcy Court, and the Sellers may assign some or all of its right to receive consideration pursuant to Section 3.3(b) to an Affiliate or one or more other designees.

11.12                 Non-Recourse. None of the Parties to this Agreement, their Affiliates, or, in each case, any of their respective past, present or future directors, officers, employees, incorporators, members, partners, equityholders, managers, agents, attorneys, or other Representatives will have any Liability for any obligations or Liabilities of the Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as Parties or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the Parties, no other party will have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, Transactions (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, Fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise. In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the Transactions.

11.13                 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.14                 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the parties hereto intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each party hereto hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other party or parties hereto to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement.

11.15                 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule and shall be deemed to modify the representations and warranties in Article V of this Agreement whether or not such representations and warranties refer to such Schedule, to the extent that the relevance of such information is reasonably apparent from the face of such disclosure. In the event a subject matter is addressed in more than one representation and warranty in Article V, Purchaser shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). To the extent no breach by the Sellers exists under a representation or warranty contained in Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.11 or 5.12 of this Agreement (a “Specific Representation”), the Sellers shall not be deemed to be in breach of any other representation or warranty (with respect to the same set of underlying facts) that addresses such issue with less specificity than the Specific Representation, and if such Specific Representation is qualified or limited by the Sellers’ Knowledge, or in any other manner, no other representation or warranty shall supersede or limit such qualification in any manner.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date hereof.

PURCHASER:

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC

By:	/s/ Clark Moseley
	Name:	Clark Moseley
	Title:	Chief Executive Officer

Signature Page to Asset Purchase Agreement

COMPANY:

CLOUD PEAK ENERGY INC.

By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary

Signature Page to Asset Purchase Agreement

ADDITIONAL SELLERS:

Antelope Coal LLC		Arrowhead I LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Arrowhead II LLC		Arrowhead III LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Big Metal Coal Co. LLC		Caballo Rojo LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Caballo Rojo Holdings LLC		Cloud Peak Energy Finance Corp.

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Cloud Peak Energy Logistics LLC		Cloud Peak Energy Logistics I LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Cloud Peak Energy Resources LLC		Cloud Peak Energy Services Company

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Signature Page to Asset Purchase Agreement

Cordero Mining LLC		Cordero Mining Holdings LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Kennecott Coal Sales LLC		NERCO LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

NERCO Coal LLC		NERCO Coal Sales LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Prospect Land and Development LLC		Resource Development LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Spring Creek Coal LLC		Western Minerals LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Youngs Creek Holdings I LLC		Youngs Creek Holdings II LLC

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Youngs Creek Mining Company, LLC		Sequatchie Valley Coal Corporation

By:	/s/ Bryan J. Pechersky	By:	/s/ Bryan J. Pechersky
Name: Bryan J. Pechersky		Name: Bryan J. Pechersky
Title: Executive Vice President, General Counsel and Corporate Secretary		Title: Executive Vice President, General Counsel and Corporate Secretary

Signature Page to Asset Purchase Agreement

Exhibit E

Term Sheet for $40.0 Million Secured Promissory Note

TERM	SUMMARY
Amount	• $40,000,000
Payor	• Purchaser
Payee/Structure

•                  Either, at the option of the Payee, (i) the Company with immediate assignment to its DIP Lenders and Senior Secured Lenders or (ii) a newly formed entity formed by the DIP and Senior Secured Lenders. The structure of Payor and Payee, including for tax purposes, shall be acceptable to the DIP Lenders and Senior Secured Lenders in all respects.

Loan Parties	• Payor and all Subsidiaries of the Payor (“Payor Subsidiaries”)
Interest	• Interest rate: 7.0% per annum payable in cash each quarter • Default rate: Additional 3.0% per annum, payable in cash on demand
Amortization	• $8,000,000 annually through maturity (each an “Annual Principal Payment”), subject to minimum $60MM EBITDA over the LTM on a consolidated basis.
Mandatory Prepayments	• Prepayments required from 100% of extraordinary receipts and asset sale proceeds

TERM	SUMMARY
Maturity	• Five-year note maturing five years from closing on the sale of the CPE Assets to Purchaser • All outstanding principal and accrued and unpaid interest must be paid in cash at maturity
Payments

•                  All payments must be received by 12 noon New York City time

•                  Payor may prepay all or any part of the principal amount without prepayment penalty or premium

•                  The indebtedness evidenced by the note shall not be subject to setoff, reduction or any counterclaim by any of the Loan Parties

Collateral

•                  Perfected security interest and first lien on substantially all assets of Purchaser and its subsidiaries (including all CPE Assets acquired by the Payor) in a manner acceptable to the Payee and which lien will be subordinated to Permitted Senior Lien Debt (as defined below); notwithstanding the foregoing, for so long as that certain Arizona Public Service Company promissory note (“APS Note”) remains outstanding (including as the maturity thereof may be extended from time to time), the Collateral shall not include any collateral pledged securing the APS Note as of the date hereof.

2

TERM	SUMMARY
Events of Default

Typical and customary events of default with respect to the Loan Parties, acceptable to the Payee and its counsel, including, without limitation:

•                  A Loan Party fails to pay any amount when due under any Loan Document, subject to mutually agreed cure period

•                  A Loan Party commences a voluntary bankruptcy

•                  An involuntary bankruptcy is commenced against a Loan Party

•                  A trustee, receiver, assignee, liquidator or similar official is appointed for a Loan Party or a majority of a Loan Party’s assets

•                  The dissolution, termination of existence, cessation of a substantial part of the business of the Payor or any material Subsidiary

•                  Any event or condition occurs that results in any material debt (amounts to be determined) of a Loan Party becoming due prior to its stated maturity or that enables or permits a holder of such debt to cause such debt to be come due and payable prior to its scheduled maturity

•                  One or more material judgments shall be rendered against a Loan Party and shall remain undischarged for a period of time to be determined during which execution is not stayed and/or an appeal bond is posted

•                  Any default or event of default occurs under any Loan Document, subject to mutually agreed cure periods

•                  Any representation or warranty by a Loan Party in a Loan Document is untrue in any material respect on the date on which made, deemed made or confirmed

•                  A Loan Party fails to comply with covenants in any Loan Document, subject to mutually agreed materiality and cure provisions

•                  Any Loan Document, security interest or lien purported to be created by the Loan Documents shall cease to be enforceable or in full force and effect

•                  ERISA defaults

•                  Change of Control

•                  Certain events with respect to key management employees, including loss/departure of management

3

TERM	SUMMARY
Affirmative Covenants

Typical and customary affirmative covenants with respect to the Loan Parties acceptable to the Payee and its counsel, including, without limitation:

•                  Notification of occurrence of an event of default

•                  Notification of defaults and other material events (including material adverse condition, litigation, ERISA event, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt)

•                  Delivery of information, including to comply with beneficial ownership regulations

•                  Maintain proper books and records in accordance with GAAP

•                  Maintain good and marketable title to the property, free and clear of all liens, other than customary permitted liens to be agreed

•                  Maintain and preserve the property in all material respects and keep the same in good repair and working order

•                  Deliver quarterly and audited annual financial statements for Loan Parties and other financial reporting in manner acceptable to the Payee

•                  Maintain insurance

•                  Payment of taxes

•                  Compliance with laws

•                  Compliance with environmental laws

•                  Preservation of existence

•                  Fiscal year

•                  Inspection rights

•                  Anti-bribery, sanctions and anti-corruption compliance of Payor

•                  Further assurances and additional guarantees and collateral

•                  Payment of obligations, compliance with and enforcement of materials contracts

•                  Intellectual Property

•                  Customary further assurances covenant with respect to liens and guarantees

4

TERM	SUMMARY
Negative Covenants

Typical and customary negative covenants with respect to the Loan Parties (subject to customary permitted exceptions) acceptable to the Payee and its counsel, including, without limitation:

•                  No liens other than (i) liens in favor of the Payee, (ii) liens securing Permitted Senior Lien Debt and the APS Note, and (iii) other permitted liens to be agreed

•                  Certain restrictions on sales, leases, assignments or other dispositions. All dispositions shall be for fair market value and cash consideration and all proceeds of dispositions (other than with respect to inventory in the ordinary course of business) shall be used to prepay the obligations under the New Note.

•                  No debt (including guarantees) owed by any Loan Party or any subsidiary thereof other than senior debt (which debt may be secured by liens senior to those of the New Notes, subject to a reasonably acceptable intercreditor agreement) in an amount not to exceed $105,000,000 in the aggregate(the “Permitted Senior Lien Debt”) plus the APS Note.

•                  Restrictions on mergers, dissolution and other fundamental changes

•                  Restrictions on changes in nature of business

•                  No dividends and other restricted payments other than as described in the contingent performance payment term sheet

•                  Restrictions on loans/investments, subject to agreed baskets

•                  Restrictions on limitations on subsidiary distributions/negative pledges and other burdensome agreements

•                  Restrictions on ability to change governing documents

•                  Restrictions on accounting methods/fiscal year

•                  Anti-money laundering, sanctions anti-terrorism

•                  Anti-bribery and anti-corruption

•                  Restrictions on capital expenditures, with commercially reasonable capital expenditure thresholds

•                  Affiliate transactions required to be at arms’ length and on commercially reasonable terms

•                  Restrictions on amendments to material agreements

5

TERM	SUMMARY
Representations and Warranties

Typical and customary representations and warranties with respect to the Loan Parties acceptable to the Payee and its counsel, subject to customary materiality qualifiers where applicable, and including, without limitation:

•                  Standard corporate representations and warranties with respect to formation, good standing, power and authority and compliance with laws

•                  Due execution and delivery and performance

•                  Required consents are obtained

•                  No conflicts with governing documents, applicable law and material contracts

•                  Valid, legal and binding obligations that are enforceable

•                  No litigation or proceeding pending or threatened by or against a Loan Party or its assets with respect to the Loan Documents or that could be expected to materially adversely affect such Loan Party’s financial condition or ability to perform under the Loan Documents

•                  Accuracy of information

•                  Compliance with laws

•                  Taxes and ERISA

•                  Insurance

•                  Solvency

•                  Intellectual property

•                  Investment Company Act

•                  Permits

•                  Properties

•                  Environmental

•                  Anti-money laundering, sanctions anti-terrorism

•                  Anti-bribery and anti-corruption laws

•                  Absence of MAE

Security Documentation	• The parties will enter into the necessary security documentation with respect to the Collateral
Closing Conditions	• Typical and customary closing conditions precedent, including, without limitation, satisfactory documentation, due diligence, resolutions, certificates and legal opinions

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TERM	SUMMARY
Expenses	• Each party shall pay their own costs in the initial documentation of the Loan Documents, provided that the Loan Documents shall provide for customary reimbursement of fees and expenses.
Indemnification	• The Loan Documents will provide customary and appropriate provisions relating to indemnity and related matters and tax gross-up
Assignments

•                  The Payee may sell or assign any Loan Document and related rights without the prior consent of Payor.

•                  No Loan Party may sell or assign any Loan Document or related rights without the prior consent of the Payee.

This Term Sheet and the written agreement memorializing these terms shall be governed by the laws of the State of New York.

[NTEC]

By:

Name:

Title:

Date:

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